Exhibit 5

October 26, 2018

Ameren Corporation

1901 Chouteau Avenue

St. Louis, Missouri 63103

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Ameren Corporation, a Missouri corporation (the “Company”). The Company will file on or about the date hereof with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 4,000,000 shares (the “Shares”) of the Company’s common stock, $.01 par value (the “Common Stock”), in connection with the Ameren Corporation Savings Investment Plan (the “Plan”). This opinion is given with respect to the Shares to the extent they are newly-issued shares of Common Stock.

I, or attorneys under my supervision, have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto), the Plan, the Restated Articles of Incorporation, as amended, and By-laws, as amended, of the Company as in effect on the date hereof, corporate and other documents, records and papers, certificates of public officials, and such other documents and materials as I, or attorneys under my supervision, have deemed necessary or appropriate for purposes of this opinion. In connection with such review, I, or attorneys under my supervision, have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to me as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to me as originals and the correctness of all statements of fact contained in such original documents.

On the basis of such review, I am of the opinion that when the Common Stock has been issued and delivered on the terms and conditions set forth in the Plan and the Registration Statement, and for the consideration contemplated by the Plan and the Registration Statement, the Common Stock will be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Missouri and the federal laws of the United States of America insofar as they bear on the matters covered hereby.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me in the Registration Statement. In giving the foregoing consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gregory L. Nelson